Filed Pursuant to Rule 433

Registration No. 333-206684-04

**FULL PXING** $1.0BN+ Santander Drive Auto (SDART) 2017-1

$1.023BN+ Santander Drive Auto Receivables Trust (SDART) 2017-1

Joint Leads: Citi (Str.), Barclays, JP Morgan

Co-Managers: MUFG, Santander, Societe Generale

CL	Class Size(MM)	Offered AMT(MM)	WAL	M/S*	L.FIN	BNCH	SPREAD	YLD	CPN	PX
A-1	$194.00	$184.30	0.18	P-1/A-1+	03/18	Yld%	0.95%	0.950	0.95	100.00000
A-2	$310.00	$294.50	0.86	Aaa/AAA	02/20	EDSF	+24	1.498	1.49	99.99717
A-3	$111.67	$106.08	1.60	Aaa/AAA	09/20	EDSF	+32	1.777	1.77	99.99931
B	$129.75	$123.26	2.10	Aa1/AA	06/21	IS	+55	2.113	2.10	99.99233
C	$156.67	$148.83	2.81	Aa3/A	05/22	IS	+90	2.595	2.58	99.99714
D	$126.08	$119.77	3.67	Baa2/BBB	04/23	IS	+137	3.196	3.17	99.98304
E	$48.96	$46.51	3.88	Ba3/BB	07/24	IS	+325	5.107	5.05	99.98794

*Expected Ratings

Ticker:	SDART 2017-1		ERISA Eligible:		Yes	(Class A-D only)
Expected Ratings:	Moody’s, S&P
Pxg Speed:	1.50% ABS, 10% call		Settle:		02/28/17
Bill & Deliver:	Citi		First Pay:		03/15/17
Min Denoms:	A-1:	$1K x $1K	Registration:	A-1:	SEC Registered
	A-2:	$1K x $1K		A-2:	SEC Registered
	A-3:	$1K x $1K		A-3:	SEC Registered
	B:	$1K x $1K		B:	SEC Registered
	C:	$1K x $1K		C:	SEC Registered
	D:	$1K x $1K		D:	SEC Registered
	E:	$1.3mm x $1k		E:	144A ONLY

CUSIPS:	A-1:	80284T AB1
	A-2:	80284T AD7
	A-3:	80284T AF2
	B:	80284T AH8
	C:	80284T AK1
	D:	80284T AM7
	E	(144A): 80284T AP0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.